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                                                                    EXHIBIT 99.3

                                                           FOR IMMEDIATE RELEASE

            Smithfield Foods Names C. Larry Pope President and Chief Operating Officer As Part Of New, Expanded Management Structure

Smithfield, Virginia (October 19, 2001)--Smithfield Foods, Inc. (NYSE: SFD) today announced a new, expanded management structure to facilitate the company's rapid growth.

C. Larry Pope was named president and chief operating officer, effective October 29, 2001. Joseph W. Luter, III, chairman and chief executive officer, is relinquishing the title of president, which he previously held. Richard J.M. Poulson and Joseph W. Luter, IV, were named executive vice presidents.

"Smithfield Foods has grown in size and complexity as we have vertically integrated pork processing and hog production, and, more recently, acquired beef operations," said Mr. Luter. "The company now has annual sales of more than $8 billion and has doubled in size in the last four years. This management team has the talent and experience to lead our next phase of growth."

All meat processing and hog production operations will report to Mr. Pope, 47 years old, who previously was vice president and chief financial officer. A 21-year veteran of Smithfield Foods, he has held several financial positions, including vice president, finance, and corporate controller.

"Larry Pope has been a key member of the management team for over 20 years. The financial discipline he has brought to our operations has been critical," said Mr. Luter. "In his new role, Larry will add even more value as the company works to continue to provide some of the highest returns to shareholders in American industry."

Mr. Poulson, 63, retains his responsibilities of senior advisor to the chairman as an executive vice president. Joseph W. Luter, IV, 36, will head a major new corporate initiative to invoke a closer relationship between the operating subsidiaries to maximize the available synergies within the Smithfield Foods family of companies. In this new capacity, he will be responsible for coordinating corporate sales and marketing programs, as well as transportation, logistics and information technology affecting the entire organization. He previously was senior vice president, sales and marketing at Smithfield Packing Company.

Daniel G. Stevens, 42, formerly vice president and corporate controller, succeeds Mr. Pope as vice president and chief financial officer. He joined Smithfield Foods as corporate controller in 1998. Jeffrey A. Deel, 43, assistant corporate controller, was named corporate controller. He has served on the financial reporting staff of the company since 1994.

The company said that it would close the acquisition of beef processor Packerland Holdings, Inc. next week and that Rich Vesta, president and chief executive of Packerland, would head a new beef division.

Smithfield Foods has delivered a 28 percent average annual compounded rate of return to investors since 1975. In the last 15 years, the company's share price has outperformed the S&P 500 Index by more than 350 percent. With annual sales of $6 billion, Smithfield Foods is the leading processor and marketer of fresh pork and processed meats in the United States, as well as the largest producer of hogs. For more information, please visit www.smithfieldfoods.com.

This news release may contain "forward-looking" information within the meaning of the federal securities laws. The forward-looking information may include statements concerning the Company's outlook for the future, as well as other statements of beliefs, future plans and strategies or anticipated events, and similar expressions concerning matters that are not historical facts. The forward-looking information and statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include availability and prices of live hogs, raw materials and supplies, live
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hog production costs, product pricing, the competitive environment and related market conditions, operating efficiencies, access to capital, the cost of compliance with environmental and health standards, adverse results from ongoing litigation and actions of domestic and foreign governments.

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Contact:
Jerry Hostetter
Smithfield Foods, Inc.
(212) 758-2100